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                        PROMISSORY NOTE

Date:          December 23, 1997
Maker:    Curtis Mathes Holding Corporation

Maker's Mailing Address (including county):  10911 Petal Street,
                                        Dallas, Dallas County, Texas 75238

Payee:         Geneva Reinsurance Company Ltd.

Place for Payment (including county):   P.O. Box 1561
                              Zephyr House, Mary Street,
                              Grand Cayman, British West Indies

Principal Amount:   Two Million and No/100 Dollars ($2,000,000)

Annual  Interest Rate on Unpaid Principal from Date of Funding:  Eighteen
     Percent (18%)

Terms  of  Payment (principal and interest):   Interest shall be due  and
     payable quarterly as it accrues, on March 31, 1998, June 30, 1998, September 30, 1998, and December 31, 1998; the Principal of this note shall be due and payable on or before December 31, 1998.

     Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.
     If Maker defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, and the default continues after Payee gives Maker notice of the default and the time within which it must be cured, as may be required by law or by written agreement, then Payee may declare the unpaid principal balance and earned interest on this note immediately due. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, protests, and notices of protest.
     If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due.
     Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be cancelled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.
     Each Maker is responsible for all obligations represented by this note. When the context requires, singular nouns and pronouns include the plural.
                                   Curtis Mathes Holding Corporation
                                   By:___/s/ Pat Custer________________
                                        Patrick A. Custer, President